Rand 2008 Year-End Earnings Call Script

Brandi:

      Thank you operator. Good afternoon, ladies and gentlemen, and welcome to Rand Logistics' Fiscal 2008 year-end conference call. On the call today from the company are Laurence Levy, Chairman and Chief Executive Officer, Ed Levy, President, Scott Bravener, President of Lower Lakes, and Joe McHugh, Rand's Chief Financial Officer. This call is being webcast, and a telephonic replay will be available following the call.

      Before we begin, we would like to remind everyone that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, concerning Rand Logistics and its operating subsidiaries. Forward-looking statements are statements that are not historical facts but instead statements based upon the current belief and expectations of the management of Rand Logistics. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ from the results included in such forward-looking statements. And with that, I would like to turn the call over to Mr. Laurence Levy.

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Laurence Levy:

      Thank you Brandi, and good afternoon everyone. Thank you for joining us on today's call.

      After my opening remarks, Scott Bravener, President of Lower Lakes will discuss our operating results, Ed Levy, Rand's President, will discuss recent company developments and Joe McHugh, our CFO, will review the financial results. I will summarize the prospects for the current shipping season and then we'll open the call up for questions.

      Despite the fact that our financial results in fiscal year 2008 were impacted by the WMS strike and several operational incidents, which Scott will discuss in greater detail, we were able to achieve all of the strategic initiatives that we set forth for the Company at the end of fiscal year 2007. These initiatives included significantly improving the vessel operating profit of our core U.S. fleet, rebuilding our corporate infrastructure, including finance, IT and HR, and completing the repowering of the Saginaw on budget. In addition, we completed two major acquisitions, which nearly doubled the size of the Company.

      We are pleased to announce that in fiscal 2008, we met or exceeded our previously stated target business metrics for revenue and vessel margin per day, excluding the three vessels previously operated under a time charter with WMS and the two conventional bulk carriers acquired in late August from the Voyageur group of companies. We have also met our target for public company cash expenses. Joe will discuss these results in greater detail later on this call.


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      After deducting one time non recurring G&A expenses of approximately $1.6 million, we incurred more G&A expense than we had projected. The increase was primarily attributable to higher than expected costs in building out our organization and the appreciation of the Canadian dollar, which resulted in higher than expected G&A expenses in U.S. dollars. We anticipate that our G&A expenses, as a percent of revenue will decrease in the future.

      During fiscal year 2008, Rand continued to benefit from the strong industry demand, which exceeds current capacity, as well as the firm freight rate environment. As was mentioned in our press release, our vessels are completely committed for the 2008 sailing season and we have not experienced a slowdown in terms of demand for service from our customers.

      As we have now worked through the work stoppage on the WMS vessels and have also eliminated non-recurring IT and infrastructure expenses, we anticipate a significant increase in Rand's earnings for the current fiscal year, which began April 1, 2008. Based on our actual results thus far in fiscal 2009, we are confident that our operations for the quarter ended June 30, 2008 will demonstrate Rand's inherent earnings capability.

      Now I'd like to turn the call over to Scott for a review of our operations. Scott?


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Scott Bravener:

      Thanks, Laurence.

      We were pleased with the operational performance of our vessels in fiscal 2008, with the exception of the three vessels which were operated under the WMS time charter. Last year, I commented that I believed there was a significant opportunity to improve the performance of our U.S. fleet. To that end, we initiated a number of programs aimed at eliminating cost overruns, including improving employee training, increasing the number of engineering superintendents, increasing our focus on planned maintenance and making capital investments to improve the operating reliability of our equipment. I am very pleased to report that in fiscal year 2008, we substantially improved the operations of the U.S. fleet, including increasing vessel margins by approximately 161.5%. In fiscal 2009, I continue to see an opportunity to further improve the U.S. operations, although vessel margin improvement will be at a lesser rate than the 161.5% reported for fiscal year 2008.

      Notwithstanding several unforeseen incidents and one vessel that operated for the entire season at a reduced speed due to a mechanical issue that was resolved this winter, our Canadian vessels continue to generate steady and strong earnings. I would anticipate an improvement in the profitability of these vessels in fiscal 2009, due to improved freight rates, the resolution of the mechanical problem and a reduction in the number of unforeseen incidents to historical levels.


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      Our results were meaningfully impacted by the strike at WMS, which began in May of 2007 and ended in August of 2007. We felt the impact of the strike on our operations throughout the entire sailing season as WMS had difficulties in assembling qualified crews to operate the vessels subsequent to the work stoppage. The three vessels sailed only 451 days in fiscal year 2008 versus a possible 825 days, or 55% of potential days.

      I am very pleased by the operation of these vessels thus far in fiscal 2009. The three vessels have exceeded our expectations in terms of many of the operating metrics that we closely monitor in managing the business. In fact, based on our April and May fiscal 2009 results, two of the three vessels rank amongst the most profitable in the entire fleet. These three vessels have to date exceeded our initial profitability expectations.

      Overall, the performance of the two vessels acquired from Voyageur in August of 2007 was good. Given the contracts and operating constraints that were in place for the remainder of the 2007 sailing season, we could not materially impact the results of these vessels. As many of you are aware, at the time of the acquisition we renegotiated the customer contracts associated with these vessels. The newly negotiated contracts, coupled with full operational control of the vessels, became effective at the beginning of the current sailing season. I am happy to report that based on our April and May results, these vessels are performing in line with our expectations at the time of the acquisition.


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      We continue to see industry demand exceeding current capacity and given the prohibitive cost of building a new vessel, and the current rate structure, we do not believe that the economic return to our shareholders support building either a self propelled vessel or a tug barge unit.

      As was mentioned in our press release, our vessels are completely committed for the 2008 sailing season. To date, we have not experienced any slowdown in terms of demand for our services from our customers. We believe that if demand does slow down, we are well positioned due to our diversified network of blue chip customers, our low cost operating structure and the flexibility of our fleet. In addition, certain of our vessels have benefited thus far in the current season from improved water levels in the Great Lakes. For example, relative to the same time last year, water levels in Lake Erie are three inches higher, Lake Huron and Lake Michigan are four inches higher and Lake Superior is 14 inches higher.

      In fiscal year 2008, consistent with prior years, we were able to renew all of our existing contracts at freight rates that were in line with our expectations. In addition, we added several new long-term contracts, which begin during fiscal 2009 that will allow us to maximize the utilization and profitability of our vessels. All of our customer contracts have fuel surcharges that minimize our exposure to rising fuel costs. During fiscal 2008, we further diversified our customer base and end markets by increasing the percentage of agricultural products that we carry.


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      Finally, we are pleased to announce that we completed the repowering of the Saginaw, one of our Canadian-flagged vessels, with a new highly automated emissions-compliant power plant. The vessel is now fully operational, as of June 12, 2008 and we believe is amongst the most efficient vessels in its class on the Great Lakes. The repowering is expected to improve operating margins going forward, due to an increase in speed which will enhance our capacity, and a reduction in fuel consumption, labor, maintenance and other operating costs. As previously stated, we expect the investment will generate an annual mid-teens return. Although the repowering was slightly delayed, we do not believe that it will have a material impact on fiscal year 2009 vessel margins.

      In summary, I believe that additional profit enhancement opportunities still exist within our business as we continue to leverage our operating efficiencies to maximize scheduling efficiencies and improve vessel performance. Based on our preliminary actual results in April and May of fiscal 2009, our EBITDA for this period has already exceeded our EBITDA for the entire first quarter of fiscal 2008 by over 35%. This was achieved despite the fact that the Saginaw did not operate in either April or May due to its repowering project. We are confident that our operations for the first quarter ended June 30, 2008 will demonstrate Rand's inherent earnings capability, and will report a significant improvement in earnings from those generated in the comparable quarter last year.

      I will now turn the call over to Ed. Ed?


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Ed Levy

      Thanks Scott. As Laurence stated, we had several key developments during fiscal year 2008, and were able to achieve all of the strategic initiatives set forth at the end of fiscal year 2007. First, we acquired the three vessels from WMS that we were operating under a time-charter agreement. The all-in purchase price for the vessels was approximately $20 million, or approximately 3x forecasted EBITDA. In addition, we sold one of the three acquired vessels to our Canadian subsidiary for Canadian registry and deployment. This decision was based on strong contractual demand by our customers and has allowed us to capitalize on the favorable operating performance of our Canadian fleet.

      We believe the acquisition of the WMS and Voyageur vessels not only improves our strategic position within our markets but also represents an opportunity for future profit growth through the elimination of duplicate overhead and the full integration of the vessels into our fleet resulting in more cost efficient operations.


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      Secondly, during the fiscal third quarter, we announced that we amended our credit facility with GE Capital, which increased our borrowing capacity to approximately $100 million. The additional capital was used to finance the WMS acquisition, the Saginaw repowering project and working capital. Also during the fiscal third quarter, we decided to retire the Calumet, the oldest and smallest vessel in our fleet. The capital investment required to enable the vessel to generate a satisfactory rate of return was not justifiable. The removal of the Calumet, combined with our transfer of one of the three acquired vessels from WMS to our Canadian subsidiary, further tightened shipping capacity within the U.S. market, which has not impacted our ability to service our network of blue-chip customers. We continue to operate in an environment where freight demand exceeds capacity, and we are well positioned to capitalize on this opportunity to further grow our business.

      Subsequent to the close of the fourth quarter of fiscal year 2008, we announced the appointment of Michael D. Lundin as an independent member of our Board of Directors. Mike is the former President and Chief Executive Officer of the Oglebay Norton Company, a miner, processor, transporter and marketer of industrial minerals and aggregates. Mike is a seasoned executive with a significant amount of experience in Great Lakes operations and extensive knowledge of the shipping business, and we are pleased to welcome him. He has already become a strong addition to our Board and added valuable insight regarding ways to improve the business. This latest appointment expands our Board to six members, including four non-management independent directors.

      With that, I'd like to turn the call over to Joe McHugh for a review of the financial results. Joe?


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Joe McHugh

      Thanks Ed.

      Before I review the fiscal year 2008 and fourth quarter results, I want to update you on the progress that we have made during fiscal 2008 in improving the management infrastructure, upgrading business software and IT, and further improving internal controls. During fiscal 2008, we completely reengineered the finance organization, including replacing the CFO at the Lower Lakes level and upgrading the finance group that was in place prior to the acquisition of Lower Lakes by Rand. We also implemented a major upgrade of our computer systems and infrastructure. The implementation is now complete and is now considered SOX compliant. We also began and completed the implementation of new computer systems and communications on board each of our vessels. This upgrade will enhance on board communication and increase the efficiency of our ship personnel and shore side management. As we discussed at the end of our third quarter we estimate that we incurred a one-time cost of $1.2 million in fiscal 2008 to implement the improvement in our management infrastructure.


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      During the fourth quarter of fiscal year 2008, the Company hired 104 new employees to crew the three vessels that we purchased from WMS and to staff the two Voyageur vessels given the termination of the crew manning agreement. Management believes the majority of the hiring and integration work associated with these vessels was complete as of March 31, 2008.

      I am sure you've all read through our fiscal year 2008 news release and possibly even our 10-K filed today, so I will not review all the numbers in detail.

      As you know, the fiscal fourth quarter is our winter lay-up quarter, during which our vessels are limited in their operation. Marine freight revenue for this period increased 2.8% to $3.0 million compared to the same year-ago period. Management believes that marine freight revenue is the most accurate revenue measure because it excludes fuel surcharge and outside time charter revenue, which tend to be pass through type revenues. Marine freight revenue provides the most accurate measure of the revenue and profit capability of our vessels.


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      Despite the costs associated with integrating the five newly acquired vessels, including an increase in winterwork expense of nearly $1.3 million, vessel margins were about even between the quarter ended March 31, 2007 and March 31, 2008. G&A expenses increased by 6.1% to $3.1 million in the fourth quarter of fiscal year 2008 versus $3.0 million for the fourth quarter of fiscal year 2007, primarily attributable to the cost to terminate the crew manning agreement with Voyageur Marine Transport and the impact of the strengthening Canadian dollar. Excluding the Variable Interest Entity ("VIE"), the Company incurred an EBITDA loss of $9.0 million for the fourth quarter ended March 31, 2008 versus a loss of $8.8 million for the quarter ended March 31, 2007.

      Now moving on to our full-year 2008 results. Marine freight revenue, increased by $6.7 million, or 10.5%, to $70.3 million in fiscal year 2008, from $63.6 million in fiscal year 2007. Marine freight revenue per day excluding the three vessels previously operated under a time charter with WMS and the two conventional bulk carriers acquired in late August from the Voyageur group of companies increased by $2,180, or 9.4%, to $25,359 in fiscal year 2008, from $23,179 in fiscal year 2007.


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      Vessel margin per day (after expensed winter work) increased by $1,131, or
      21.2%, to $6,470 in fiscal year 2008, from $5,339 in fiscal year 2007. The improvement in vessel margin per day in fiscal 2008 would have been greater but for the mechanical issue on one of our Canadian vessels which has since been resolved and the number of incidents that we incurred particularly related to our Canadian vessels. Nonetheless, the 21.2% increase in vessel margin versus only a 9.4% increase in marine freight revenue illustrates the positive operating leverage that exists in our business.

      For the year ended March 31, 2008, excluding the Variable Interest Entity ("VIE"), earnings before interest, taxes, depreciation and amortization ("EBITDA"), was a loss of $1.2 million, compared to $3.6 million in fiscal year 2007. Fiscal year 2008 results were impacted by a loss of $4.7 million related to the WMS vessels, versus breakeven for the twelve months ended March 31, 2007. This decrease in profitability was largely attributable to the strike associated with the three vessels previously operated under the time charter with WMS, which lasted from May through August of 2007 and impacted the Company's full sailing season. An additional impact on fiscal year 2008 results was $1.6 million of expenses associated with previously announced one-time expenses related to improving management infrastructure, upgrading business software and IT, further improving internal controls, Voyageur transaction costs and a prior period restricted stock grant.


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      Total vessel capital expenditures in fiscal 2008 and the first quarter of fiscal 2009 are projected to equal $20.5 million. Approximately 65% of this expenditure relates to the repowering of the Saginaw. The remainder of the expense includes capitalized winter work, the cost to reflag one of our vessels Canadian and costs related to ship communications and IT infrastructure hardware and software.

      Total dry docking expenses in fiscal 2008 and the first quarter of fiscal 2009 are projected to equal $5.1 million, including approximately $700,000 carried over from fiscal 2007. We dry docked two vessels in fiscal 2008. In addition to our expected dry docking cost we invested a significant amount in steel renewal on one of the acquired Voyageur vessels. We believe this investment was prudent because it extends the useful life of the asset.

      Now I would like to turn it over to Laurence.


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Laurence Levy:

      Thanks, Joe.

      In closing, Rand enters the fiscal 2009 shipping season in a position to capitalize on steady favorable demand for transportation services on the Great Lakes and we believe that demand for our services will continue to exceed available market capacity for the foreseeable future.

      The strategic investments we made in fiscal year 2008 to improve the efficiency of our fleet position us well for increased operating margins going forward. As mentioned, we are pleased with our actual results for April and May and we are on track to achieve substantial profit growth in the first quarter versus the same period last year.

      We view fiscal year 2009 as an opportunity to deliver the operating results that our business plan was predicated on, now that we have the operational structure in place to utilize our fleet to its full capacity. Our ongoing operational improvements, strategic acquisitions and vessel upgrades, in conjunction with the elimination of non-recurring IT and infrastructure expenses should continue to drive profit growth, as we maintain a leadership position in an industry with high barriers to entry and significant demand. We look forward to a profitable 2008 shipping season and updating you on our progress during our next call. With that, I would like to turn the call back to the operator and open it up for questions.


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